                                                Filed pursuant to Rule 424(b)(3)
                                            Registration Statement No. 333-36178

       Prospectus Supplement No. 137 to the Prospectus dated May 8, 2000 and the Prospectus Supplement dated May 10, 2000.

                                 $125,400,000*

                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B
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The note being purchased has the following terms:

PRINCIPAL AMOUNT: $125,400,000*

STATED MATURITY: March 12, 2002

SPECIFIED CURRENCY: U.S. dollars

    - principal: U.S. dollars
    - interest: U.S. dollars
    - exchange rate agent: not applicable

ORIGINAL ISSUE DATE:
    For $100,000,000 -- September 12, 2000
    For $25,400,000 -- September 26, 2000

ORIGINAL ISSUE PRICE:
    For $100,000,000 -- 100%
    For $25,400,000 -- 99.998% plus accrued
    interest from September 12, 2000

NET PROCEEDS TO GOLDMAN SACHS:
    For $100,000,000 -- 99.85%
    For $25,400,000 -- 99.848%

ORIGINAL ISSUE DISCOUNT NOTES: no

    - total amount of OID:
    - yield to maturity:
    - initial accrual period OID:

FORM OF NOTES:

    - master global form only: yes
    - non-global form available: no

REDEMPTION AND REPAYMENT: not applicable

    - redemption commencement date:
    - repayment date(s):
    - redemption or repayment price(s):

IF INTEREST RATE IS FIXED: not applicable

    - annual rate:
    - interest payment date:
    - regular record date:
IF INTEREST RATE IS FLOATING: YES

    - base rate:

      - commercial paper rate:
      - prime rate:
      - LIBOR: YES
         - Telerate LIBOR page: 3750
         - Reuters screen LIBOR page: no
         - index currency: U.S. dollars
      - EURIBOR:
      - treasury rate:
      - CMT rate:
        - Telerate page 7051:
        - Telerate page 7052 (weekly/monthly):
        - CMT index maturity (if not two years):
      - CD rate:
      - federal funds rate:
      - 11th district rate:

    - index maturity: three months
    - spread: +12.5 basis points
    - spread multiplier: none
    - initial base rate: 6.66%
    - maximum rate: none
    - minimum rate: none
    - interest reset dates: quarterly -- on
          March 12, June 12, September 12
          and December 12, commencing on
          December 12, 2000
    - interest payment dates: March 12,
          June 12, September 12 and
          December 12, commencing on
          December 12, 2000
    - calculation agent: The Bank of New York

DEFEASANCE APPLIES AS FOLLOWS: not applicable

    - full defeasance -- i.e., our right to be relieved of all our obligations on the note by placing funds in trust for the investor:
    - covenant defeasance -- i.e., our right to be relieved of specified provisions of the note by placing funds in trust for the investor:

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     * This prospectus supplement relates to $25,400,000 of the principal amount of this note that has an original issue date of September 26, 2000 and $100,000,000 of the principal amount of this note that had an original issue date of September 12, 2000 and that was previously described in prospectus supplement No. 129 to the prospectus dated May 8, 2000 and the prospectus supplement dated May 10, 2000.

     The information above, if any, about the original issue dates, original issue prices, net proceeds and original issue discount relates only to the initial sale of the note. If the note is sold in a market-making transaction after its initial sale, information about the price paid and the date of the sale will be provided in a separate confirmation of sale. Please refer to the accompanying prospectus dated May 8, 2000 and prospectus supplement dated May 10, 2000 for additional information about the note being purchased.

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     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the note. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in the note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.
                              GOLDMAN, SACHS & CO.

                            ------------------------
                Prospectus Supplement dated September 21, 2000.